Exhibit 99.1

 Company: Jack Henry & Associates, Inc.   Analyst Contact:  Kevin D. Williams
 663 Highway 60, P.O. Box 807                         Chief Financial Officer
 Monett, MO 65708                                     (417) 235-6652

                                          IR Contact: Becky Pendleton Reid
                                                      The Cereghino Group
                                                      (206) 762-0993

    FOR IMMEDIATE RELEASE
    ---------------------

    JACK HENRY & ASSOCIATES FISCAL FIRST QUARTER NET INCOME INCREASES 23%
    ---------------------------------------------------------------------

 Monett, MO,  October 15,  2003 -- Jack  Henry  &  Associates, Inc.  (Nasdaq:
 JKHY), a leading provider of integrated technology solutions that perform data processing for financial institutions, today reported strong fiscal first quarter results with revenues rising 16%, improving gross margins with net income increasing 23% compared to the first quarter of fiscal 2003.

 For the quarter ended September 30, 2003, the company generated total revenues of $108.9 million, compared to $94.0 million in the same quarter a year ago. Gross profit increased to $42.7 million compared to $35.1 million in last year's first quarter. Net income totaled $13.9 million, or $0.15 per diluted share, compared to $11.3 million, or $0.13 per diluted share in the year ago same quarter.

 "Customer attendance at our recent national user group meeting was significantly higher than at last year's event, and the participants appeared to be noticeably more upbeat than in the prior year. The overall attitudes of our existing customers appear that they are very happy and fairly optimistic regarding the future which is evidenced by our strong sales pipeline," said Michael E. Henry, Chairman and CEO. "We continue to have good success in selling those products that assist our customers in becoming more efficient such as teller and platform automation. Also, as Congress moves closer to approving electronic methods for clearing checks, sales of our check imaging solutions remain strong."

 "The investments made last year to continue the development of our existing products, acquisition and the opening of additional item processing centers and an acquisition to service the smaller sized credit union market are all beginning to have a positive impact on our overall performance," said Jack Prim, President. "In addition to these product and service investments we have recently signed contracts with a provider of customer relationship management (CRM) software for an internal system which will allow us to continue improving our level of customer support which will have a positive impact on customer satisfaction levels. This system will be rolled out to our customer support staff next spring and then immediately following that to our sales and marketing departments."

 Operating Results

 License fees increased 7% to $13.0 million, or 12% of total revenues, compared to $12.1 million, or 13% of first quarter revenues a year ago. There was strong growth in all areas of installation services, in-house support fees, outsourcing and ATM/Debit switch transaction fees, all which contributed to the 21% increase in support and service revenue to $72.5 million, or 67% of total revenues, compared to $59.9 million, or 64% of last year's first quarter revenues. First quarter hardware sales grew 6% to $23.5 million from $22.0 million in the prior year.

 First quarter cost of sales increased 13% to $66.3 million from $58.9 million in the first quarter a year ago. First quarter gross margin was 39% compared to 37% in the first quarter last year. Support and service margin was 32% up slightly from 31% for the same quarter a year ago. Hardware gross margin for the first quarter was 30% compared to 25% for the first quarter last year which is primarily due to sales mix of hardware and an increase in incentives and rebates received on the specific hardware sold compared to last year.

 For the first quarter there was an increase in total revenue and a significant gross margin expansion in both of the Company's reporting segments. The bank systems and services segment revenue increased 13% to $91.6 million from $80.7 million and the related gross margins for this segment increased to 40% from 38% compared to the prior year. The credit union systems and services segment revenue increased 31% to $17.4 million from $13.3 million and the related gross margins for this segment increased to 35% from 31% in the same quarter last year. The gross margin expansion is primarily due to additional leverage of resources and infrastructure, overall cost control and a continued decrease in hardware as a percentage of total revenue.

 Operating expenses increased 21% during the quarter, reflecting a 50% increase in research and development expenses, which was 5% of first quarter revenues compared to 4% of revenues in the first quarter a year ago. The increase in R & D expense is primarily due to ongoing development of enhancements to existing products for financial institutions. In the prior year, a large percentage of employee related expenses were capitalized as part of major ongoing development projects, which have since been completed. Sales and marketing expense increased 22% as a result of higher revenue and remained fairly level as a percentage of revenue at approximately 8%. General and administrative expense increased slightly for the first quarter compared to last year.

 Operating income increased 22% in the first quarter to $21.6 million compared to $17.6 million in the first quarter of fiscal 2003. First quarter pre-tax income rose 23% to $21.8 million compared to $17.8 million in the first quarter a year ago. First quarter net income totaled $13.9 million, or $0.15 per share, compared to $11.3 million or $0.13 per share in the same quarter of fiscal 2003.

 Cash Flow, Balance Sheet and Backlog Review

 Cash, cash equivalents and investments increased $61.4 million to $104.0 million compared to a year ago. Trade receivables decreased $6.4 million to $65.6 million. Deferred revenue increased 26% to $110.7 million compared to a year ago which reflects the shift in the annual billing cycles for in-house support fees for acquired customers to our fiscal year end and increases in prepaid annual support related to software installed in the prior periods.

 Cash flow from operations increased to $84.7 million this quarter from $59.9 million in the first quarter a year ago. The primary reason for the increase of $24.8 million is collections related to the shift in the annual billing cycle. Depreciation and amortization expenses were $8.0 million in the first quarter compared to $7.3 million last year. Capital expenditures were $17.7 million in the first quarter compared to $16.5 million last year. The capital expenditure budget this year includes two large investments for facilities in California and North Carolina totaling approximately $39 million to accommodate continued growth. Included in the expenditures for this quarter is the payment of the initial purchase price of $12.3 million for the California facility.

 "We historically have consumed backlog in the first quarter of a fiscal year due to it being the weakest contracting quarter for a variety of reasons, and this year was no exception," said Kevin D. Williams, CFO. "Also, as of June 30, 2003, we realigned our sales force into a more traditional hunter/farmer approach to better match individual's skills with job
 functions.   These  changes  went   smoothly,   but  undoubtedly  had   some
 anticipated short-term impact as people established relationships with customers and prospects and got up to speed with their new responsibilities." Backlog was up 21% from year-ago levels, but down 4% from June 30, 2003. Backlog at September 30, 2003, was $176.5 million ($60.2 million in-house and $116.3 million outsourcing) compared to $146.5 million ($53.2 million in-house and $93.3 million outsourcing) at September 30, 2002, and $183.1 million ($69.4 million in-house and $113.7 million outsourcing) at June 30, 2003.


 About Jack Henry & Associates

 Jack Henry & Associates, Inc. provides integrated computer systems and processes ATM and debit card transactions for banks and credit unions. Jack Henry markets and supports its systems throughout the United States and has over 3,000 customers nationwide. For additional information on Jack Henry, visit the company's web site at www.jackhenry.com. The company will hold a conference call on October 16th at 7:45 a.m. Central Time, and investors are invited to listen at www.jackhenry.com .


 Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

 Condensed Consolidated Statements of Income
 (In Thousands, Except Per Share Data -
 (unaudited)                                 Three Months Ended     % Change
                                            ---------------------   --------
                                                September 30,
                                                -------------
                                              2003         2002
                                            --------     --------
 REVENUE
   License                                 $  12,960    $  12,069         7%
   Support and service                        72,524       59,884        21%
   Hardware                                   23,456       22,025         6%
                                            --------     --------
          Total                              108,940       93,978        16%

 COST OF SALES
   Cost of license                               913          791        15%
   Cost of support and service                49,049       41,455        18%
   Cost of hardware                           16,321       16,619        -2%
                                            --------     --------
          Total                               66,283       58,865        13%
                                            --------     --------

 GROSS PROFIT                              $  42,657    $  35,113        21%

 OPERATING EXPENSES
   Selling and marketing                       8,772        7,199        22%
   Research and development                    5,319        3,551        50%
   General and administrative                  7,005        6,736         4%
                                            --------     --------
          Total                               21,096       17,486        21%
                                            --------     --------

 OPERATING INCOME                          $  21,561    $  17,627        22%

 INTEREST INCOME (EXPENSE)
   Interest income                               287          187        54%
   Interest expense                              (26)         (23)       13%
                                            --------     --------
          Total                                  261          164        59%
                                            --------     --------

 INCOME BEFORE INCOME TAXES                $  21,822    $  17,791        23%

 PROVISION FOR INCOME TAXES                    7,965        6,493        23%
                                            --------     --------
 Net Income                                $  13,857       11,298        23%
                                            ========     ========

 Diluted net income per share              $    0.15    $    0.13        21%
                                            ========     ========
 Diluted weighted average
   shares outstanding                         91,069       89,579
                                            ========     ========


 Consolidated Balance Sheet Highlights
 (In Thousands-unaudited)                       September 30,       % Change
                                            ---------------------   --------
                                              2003         2002
                                            --------     --------
 Cash, cash equivalents and investments    $ 104,030    $  42,665       144%
 Trade receivables                         $  65,594    $  71,970        -9%
 TOTAL ASSETS                              $ 543,352    $ 460,950        18%

 Accounts payable and accrued expenses     $  21,180    $  21,527        -2%
 Deferred revenue                          $ 110,743    $  87,838        26%
 STOCKHOLDERS' EQUITY                      $ 385,479    $ 333,785        15%



                                   (thirty)

 Note:  Transmitted on PR Newswire on October 15, 2003, at 10:00 p.m. CDT.